AMENDMENT NO. 1 TO RIGHTS AGREEMENT

           AMENDMENT NO. 1, dated as of July 20, 1998 (this "Amendment"), to the Rights Agreement, dated as of June 23, 1989 (the "Rights Agreement"), between Crestar Financial Corporation, a Virginia corporation (the "Company"), and Mellon Bank, N.A., as rights agent (the "Rights Agent").

                                 WITNESSETH

           WHEREAS, the Company and the Rights Agent have previously entered into the Rights Agreement; and

           WHEREAS, no Distribution Date (as defined in Section 1(h) of the Rights Agreement) has occurred as of the date of this Amendment; and

           WHEREAS, Section 27 of the Rights Agreement provides that the Company may from time to time supplement or amend the Rights Agreement in accordance with the terms of Section 27; and

           WHEREAS, the Company, SunTrust Banks, Inc., a Georgia corporation ("Parent"), and SMR Corporation, a Virginia corporation ("Merger Sub") have entered into an Agreement and Plan of Merger, dated as of July 20, 1998 (the "Merger Agreement"), pursuant to which Merger Sub will merge (the "Merger") with and into the Company with the Company as the surviving corporation in the Merger; and

           WHEREAS, in connection with the Merger Agreement, the Company and Parent have entered into a Stock Option Agreement, dated as of July 20, 1998 (the "Option Agreement"), pursuant to which the Company has granted to Parent an option to purchase certain shares of the Company's Common Stock under certain circumstances and upon certain terms and conditions; and

           WHEREAS, the Board of Directors has determined that the transactions contemplated by the Merger Agreement are in the best interests of the Company and its stockholders; and

           WHEREAS, the Board of Directors has determined that it is advisable and in the best interest of the Company and its stockholders to amend the Rights Agreement to exempt the Merger Agreement, the Option Agreement and the transactions contemplated thereby (including, without limitation, the option granted pursuant to the Option Agreement) from the application of the Rights Agreement; and

           WHEREAS, the Board of Directors of the Company has approved and adopted this Amendment and directed that the proper officers take all appropriate steps to execute and put into effect this Amendment.

           NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

           1. Section 1(a) of the Rights Agreement is hereby amended by inserting the following proviso at the end thereof;

           "; provided, however, that, until the termination of both the Merger Agreement and the Stock Option Agreement (each as defined below) in accordance with their respective terms, neither SunTrust Banks, Inc., a Georgia corporation ("Acquiror"), nor any Affiliate or Associate of Acquiror (collectively with Acquiror, the "Acquiror Parties") shall be deemed to be an Acquiring Person by virtue of the fact that Acquiror is the Beneficial Owner solely of shares of Common Stock (i) of which any Acquiror Party is or becomes the Beneficial Owner by reason of the approval, execution or delivery of the Agreement and Plan of Merger, dated as of July 20, 1998, by and among the Company, Acquiror and SMR Corporation, a Virginia corporation, as may be amended from time to time (the "Merger Agreement"), or the Stock Option Agreement, dated as of July 20, 1998, between the Company, as issuer, and Acquiror, as grantee, as may be amended from time to time (the "Stock Option Agreement"), or by reason of the consummation of any transaction contemplated in the Merger Agreement, the Stock Option Agreement or both,
           (ii) of which any Acquiror Party is the Beneficial Owner on the date hereof, (iii) acquired in satisfaction of debts contracted prior to the date hereof by any Acquiror Party in good faith in the ordinary course of such Acquiror Party's banking business, (iv) held by any Acquiror Party in a bona fide fiduciary or depository capacity, or (v) owned in the ordinary course of business by either (A) an investment company registered under the Investment Company Act of 1940, as amended, or (B) an investment account, in either case for which any Acquiror Party acts as investment advisor."

           2. Section 13 of the Rights Agreement is hereby amended to add the following subsection (d) at the end thereof:

           "Notwithstanding any other provision of this Agreement, at the Effective Time (as defined in the Merger Agreement), the Common Stock will be converted into the consideration provided for in the Merger Agreement, and all Rights attached thereto shall simultaneously be extinguished with no additional consideration being paid on account thereof."

           3. Section 15 of the Rights Agreement is hereby modified and amended to add the following sentence at the end thereof:

           "Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement in connection with any transactions contemplated by the Merger Agreement or the Stock Option Agreement."

           4. This Amendment shall be deemed to be in force and effective immediately prior to the execution and delivery of the Merger Agreement. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

           5. Capitalized terms used in this Amendment and not defined herein shall have the meanings assigned thereto in the Rights Agreement.

           6. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

           7. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

           IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and attested as of the day and year first above written.



 ATTEST:                                 CRESTAR FINANCIAL
                                           CORPORATION


 By: /s/ John C. Clark, III              By: /s/ James D. Barr
    -----------------------------           ----------------------------
    Name:  John C. Clark, III               Name:  James D. Barr
    Title: Corporate Senior Vice            Title: Group Executive Vice
           President, General                      President, Controller
           Counsel & Assistant                     & Treasurer
           Corporate Secretary


 ATTEST:                                 MELLON BANK, N.A.


 By: /s/ Jack Livingston                 By: /s/ Marilyn Spisak
    ----------------------------            ---------------------------
    Name:  Jack Livingston                  Name:  Marilyn Spisak
    Title: As Agent                         Title: As Agent